Exhibit 4.3

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Assumption”), dated as of the date indicated on the signature below, between Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation (“Broadridge”) and Legacy Education Alliance, a Nevada corporation (the “Company”).

WITNESSETH:

WHEREAS, pursuant to that certain Rights Agreement, dated as of February 16, 2017 (as amended by the Amendment to Rights Agreement dated as of November 12, 2018 and as otherwise amended, modified, supplemented or restated from time to time. the “Agreement”) by and between the Company and Vstock Transfer, LLC, a California limited liability company (“Vstock”) the Company has sent notification of termination to Vstock pursuant to Section 21 of the Agreement;

WHEREAS, Broadridge desires to assume the duties of Rights Agent (as defined in the Agreement) pursuant to Section 21, of the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby covenant and agree as follows:

1. Effective as of the date hereof, Broadridge hereby agrees to assume the role of Rights Agent under the Agreement and hereby agrees, promptly and faithfully, to keep, fulfill, observe, perform and discharge all of the terms, covenants, conditions and agreements of the Rights Agent to be fulfilled, observed, performed and discharged under the Agreement from and after the date hereof.

2. The Company consents to Broadridge, form the date hereof, assuming the role of Rights Agent under the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Assumption as of the date indicated in the signature pages below.

LEGACY EDUCATION ALLIANCE, INC.

By:	/s/ James E. May
	Name:	James E. May
	Title:	Chief Executive Officer
	Date:	11/25/19